Exhibit 99.1
MICHAEL E. J. PHELPS ELECTED TO
MARATHON OIL CORPORATION BOARD OF DIRECTORS

HOUSTON, Oct. 29, 2008 – Marathon Oil Corporation (NYSE: MRO) announced today that Michael E. J. Phelps has been elected to the Company’s board of directors, effective Jan. 1, 2009.

“Michael Phelps is an excellent addition to Marathon’s board of directors, especially given his demonstrated track record and experience in global energy matters,” said Thomas J. Usher, Marathon board chairman.

Phelps is chairman and founder of Dornoch Capital, Inc., a private investment company based in Vancouver, British Columbia. Prior to forming Dornoch in 2002, Phelps worked for Westcoast Energy, Inc., a natural gas company with operations across North America and interests in international energy companies in Mexico, Indonesia, China and Australia. Phelps joined Westcoast, also headquartered in Vancouver in 1982, as a corporate development executive. In 1987, he was promoted to chief financial officer and 18 months later, was named president and CEO. In 1992, he was named chairman and CEO, a position he held until the company was sold to Duke Energy in 2002.

Under his leadership, Westcoast went through a period of rapid growth. Assets increased from $800 million to $15 billion, net income improved from $41 million to $550 million, and the company grew from 1,000 employees to 15,000 employees.

Phelps also serves on the corporate Boards of Canadian Pacific Railway Company and Spectra Energy Corporation.

He graduated from the University of Manitoba, Winnipeg, Canada, in 1967 with a Bachelor of Arts degree. He earned a bachelors degree in Law in 1970 from the University of Manitoba. In 1971, he attended the London School of Economics and Political Science in London and received a Masters of Law degree.

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